EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-126522 on Form S-8 of our report on the consolidated financial statements of Volcom, Inc. and subsidiaries dated March 14, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006) and our report on management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Volcom, Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 14, 2007